Exhibit 5.1

Erin M. Anderman
Direct Line: (617) 439-2446
Fax: (617) 310-9446
E-mail: eanderman@nutter.com

August 17, 2017
114211-4

Ekso Bionics Holdings, Inc.
1414 Harbour Way South
Suite 1201
 Richmond, California 94804
        Re: Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Ekso Bionics Holdings, Inc., a Nevada corporation (the "Company"), in connection with the filing of a Prospectus Supplement, dated August 14, 2017 (the "Prospectus Supplement"), to the Registration Statement (No. 333-218517) on Form S-3 (as the same may be amended, the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Prospectus Supplement relates to the offering of up to $34,000,000 of shares of the Company's common stock, par value $0.001 per share (collectively, the "Shares"), issuable upon the exercise of subscription rights (the "Subscription Rights"). This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.
We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below.  As to matters of fact material to our opinions, we have relied, without independent verification, on certificates and other inquiries of officers of the Company.  We have also relied on certificates of public officials.
In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed.
Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with or effect of: (i) any bankruptcy, insolvency, reorganization, preference, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally; (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; or (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

August 17, 2017

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated herein and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that (i) the Subscription Rights have been duly authorized and, when issued as described in the Prospectus Supplement, will constitute valid and binding obligations of the Company and (ii) the Shares, when issued upon exercise of the Subscription Rights against payment therefor in accordance with the terms of the Subscription Rights and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.
We express no opinion as to the laws of any other jurisdiction, other than the Federal laws of the United States of America, the internal laws of the Commonwealth of Massachusetts, and the general corporate law of the State of Nevada as set forth in Chapter 78 of the Nevada Revised Statutes.
This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Bus. Law. 831 (May 1998).
We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K and the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.
/s/ Nutter, McClennen & Fish, LLP

NUTTER, McCLENNEN & FISH, LLP

EMA/JED/MKK